CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Enhances Stockholder Value by Improving Liquidity Options

New York, NY, May 23, 2012 American Realty Capital Trust III, Inc. (“ARCT III”) announced today that it has taken additional steps in favor of its stockholders by modifying ARCT III’s share repurchase program.

On May 18, 2012, its board of directors approved a resolution providing that repurchase requests in connection with the death or disability of a stockholder will always be honored so long as ARCT III remains a non-traded real estate investment trust (“REIT”). Furthermore, its board resolved that any future changes to the share repurchase program would require a majority stockholder vote. ARCT III will continue to limit the purchases that it may make pursuant to its share repurchase program in any calendar year to 5.0% of the weighted average number of shares outstanding on December 31st of the prior year, ratably by calendar quarter.

“We consistently seek to set new milestones in bringing institutional standards to the non-traded REIT industry,” stated Nicholas S. Schorsch, the Chairman and Chief Executive Officer of ARCT III. Schorsch observed, “As thought leaders in an industry which has been repeatedly criticized for closing share repurchase programs, we continue to find ways to put our stockholders first.”

Important Notice

ARCT III is a publicly registered, non-traded real estate investment program. ARCT III does not believe that the communication contained herein presents an offer as defined in the Securities Act of 1933, as amended.

ARCT III filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on November 3, 2010 and the registration statement became effective on March 31, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARCT III has filed with the SEC for more complete information about ARCT III and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated April 30, 2012, and supplements thereto are available on the SEC Web site at:

http://sec.gov/Archives/edgar/data/1503828/000114420412024719/v310595_424b3.htm and

http://sec.gov/Archives/edgar/data/1503828/000114420412030017/v313573_424b3.htm.

Alternatively, ARCT III or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

To arrange interviews with ARCT III executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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